Form N-SAR
SUB-ITEM 77M
Mergers


Nuveen AMT-Free Municipal Income Fund f/k/a
Nuveen Insured Tax-Free Advantage Municipal Fund

811-21213

On May 3, 2013 the above-referenced fund was the surviving fund in a reorganization. All of the assets of the Nuveen Premier Municipal Opportunity Fund and Nuveen Premium
Income Municipal Opportunity Fund were transferred to the Nuveen AMT-Free Municipal Income Fund. The circumstances and details of the reorganization are contained in the SEC filing on October 30, 2012, under Conformed Submission Type N 14 8C/A, accession number 0001193125-12-441693, which materials are herein incorporated by reference.